Exhibit 99.1

Microvision Announces Second Quarter 2010 Results

Quarterly Revenue Grows to $2.1 Million and Backlog to $20.1 Million

REDMOND, Wash.--(BUSINESS WIRE)--August 5, 2010--Microvision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today reported its operating and financial results for the second quarter of 2010.

Operating Results

“I’m pleased to report that our ongoing investment to improve our production and supply chain capabilities resulted in a more stable and predictable flow of finished product in the second quarter,” stated Alexander Tokman, President and CEO. “We continue to see an increase in our green laser supply and smooth conversion of raw materials into finished goods. This strengthening of capacity will become increasingly important in the second half of 2010 as we plan to deliver larger volumes of PicoP®-based products to our customers to meet their strong demand.

“Our backlog grew to a record $20.1 million and includes a $3.4 million follow-on order from our initial OEM display engine customer. The demand for our PicoP-based products remains strong from both existing and new customers who are excited about the unique capabilities of our PicoP projection solution. In connection with our capacity increase during the second quarter, we have increased our global distribution points and continue to qualify additional distribution partners. Customer response to the SHOWWX™ laser pico projector has been very positive.

“Our future success will depend on our ability to anticipate consumer needs and rapidly innovate to bring new products to market leveraging the unique capabilities of our PicoP technology. With this in mind, we recently unveiled a 15-lumen, 720p HD-ready pico projector prototype. We have received a very enthusiastic response to the high resolution, brighter images from this prototype and believe that advancing our PicoP technology platform will continue to position us as a premier provider of customer-focused projection solutions,” concluded Mr. Tokman.

Financial Results

The following financial results are for the three and six months ended June 30, 2010, respectively, compared to the same period one year earlier.

  Revenue was $2.1 million compared to $987,000 for the second quarter and $2.8 million, compared to $1.9 million for the first half. The company’s quarterly revenue grew from the first quarter of 2010 and year-over-year as higher volumes of PicoP-based products were shipped to customers.
  Backlog was $20.1 million at June 30, 2010 compared to $854,000 at June 30, 2009. The backlog is composed almost exclusively of orders for the company’s PicoP embedded engine and its SHOWWX laser pico projector.
  Operating loss was $11.1 million compared to $9.5 million for the quarter, and $20.6 million compared to $18.6 million for the first half. The increased operating loss was due to higher operating costs attributable to commercialization of the SHOWWX product.
  Net loss for the quarter was $11.1 million, or $0.12 per share compared to $10.4 million, or $0.15 per share. Net loss for the six months was $20.2 million, or $0.23 per share compared to $19.3 million, or $0.28 per share.
  Net cash used in operating activities for the six months was $22.3 million, compared to $16.3 million. The increase was attributable to a higher net loss and an increase in working capital requirements. The increase in working capital requirements reflected a combination of increased inventory of raw materials and subassemblies with long lead times as the company prepares to ship higher product volumes in the second half of the year to meet customer delivery requirements, and a higher accounts receivable balance due to the timing of product shipments during the quarter.
  The company ended the quarter with $22.2 million in cash, cash equivalents and investment securities.

Management will discuss the company’s operating and financial results and current business operations in more detail during its conference call at 4:30 p.m. ET / 1:30 p.m. PT today.

Conference Call

Microvision will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT. Participants may join the conference call by dialing 1-866-788-0545 (for U.S. participants) or 1-857-350-1683 (for international participants) ten minutes prior to the start of the call. The conference call pass-code number is 27717076. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About Microvision

Microvision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit the company’s website (www.microvision.com) and corporate blog (www.microvision.com/displayground).

Forward-Looking Statements

Certain statements contained in this release, including those relating to future delivery, business success, operating results, product development, and potential product benefits, in addition to statements containing “plan, “believe” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; our customers’ or our failure to perform under open purchase orders; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports and other filings, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$19,636	$43,025
Investment securities, available-for-sale	2,613	2,710
Accounts receivable, net of allowances	1,505	913
Costs and estimated earnings in excess of billings on uncompleted contracts	7	70
Inventory	6,600	926
Current restricted investments	305	-
Other current assets	736	751
Total current assets	31,402	48,395

Property and equipment, net	4,912	3,904
Restricted investments	1,189	1,189
Other assets	47	48
Total assets	$37,550	$53,536

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$7,878	$4,949
Accrued liabilities	3,813	4,190
Billings in excess of costs and estimated earnings on uncompleted contracts	47	55
Liability associated with common stock warrants	349	840
Current portion of capital lease obligations	51	62
Current portion of long-term debt	81	78
Total current liabilities	12,219	10,174

Capital lease obligations, net of current portion	132	157
Long-term debt, net of current portion	203	244
Deferred rent, net of current portion	887	1,070
Total liabilities	13,441	11,645

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	89	89
Additional paid-in capital	375,810	373,405
Accumulated other comprehensive loss	(30)	(33)
Accumulated deficit	(351,760)	(331,570)
Total shareholders' equity	24,109	41,891
Total liabilities and shareholders' equity	$37,550	$53,536

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Contract revenue	$73	$813	$371	$1,525
Product revenue	2,015	174	2,385	413
Total revenue	2,088	987	2,756	1,938

Cost of contract revenue	21	527	149	910
Cost of product revenue	3,337	543	4,496	784
Total cost of revenue	3,358	1,070	4,645	1,694

Gross margin	(1,270)	(83)	(1,889)	244

Research and development expense	6,043	5,716	11,041	11,326
Sales, marketing, general and administrative expense	3,817	3,667	7,705	7,481
Total operating expenses	9,860	9,383	18,746	18,807

Loss from operations	(11,130)	(9,466)	(20,635)	(18,563)

Interest income	50	79	79	143
Interest expense	(16)	(20)	(33)	(31)
Gain (loss) on derivative instruments, net	34	(982)	429	(802)
Other expense	(11)	(5)	(30)	(6)

Net loss	$(11,073)	$(10,394)	$(20,190)	$(19,259)

Net loss per share - basic and diluted	$(0.12)	$(0.15)	$(0.23)	$(0.28)

Weighted-average shares outstanding - basic and diluted	88,767	68,881	88,730	68,482

CONTACT:
Microvision, Inc.
Tiffany Bradford, 425-936-6847 (investors)
Matt Nichols, 425-882-6657 (media)